UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Foley, II, William P
   c/o Fidelity National Financial, Inc.
   3916 State Street, Suite 300
   Santa Barbara, CA  93105
   USA
2. Issuer Name and Ticker or Trading Symbol
   Santa Barbara Restaurant Group, Inc.
   SBRG
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   September 30, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |9/4/98|P   | |21,000            |A  |$4.4926    |                   |D     |                           |
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                           |9/8/98|P   | |29,000            |A  |$4.6038    |                   |D     |                           |
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                           |9/11/9|P   | |2,000             |A  |$4.4375    |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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                           |9/14/9|P   | |10,000            |A  |$4.4375    |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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                           |9/15/9|P   | |9,000             |A  |$4.4097    |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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                           |9/16/9|P   | |11,000            |A  |$4.25      |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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                           |9/17/9|P   | |15,550            |A  |$3.50      |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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                           |9/18/9|P   | |5,000             |A  |$3.4375    |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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                           |9/21/9|P   | |15,000            |A  |$3.4767    |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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                           |9/22/9|P   | |70,000            |A  |$3.4375    |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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                           |9/23/9|P   | |10,000            |A  |$3.2812    |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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                           |9/24/9|P   | |39,935            |A  |$3.10      |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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                           |9/25/9|P   | |10,000            |A  |$3.0991    |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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                           |9/28/9|P   | |81,000            |A  |$4.1500    |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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                           |9/29/9|P   | |51,743            |A  |$4.5663    |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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                           |9/30/9|P   | |15,900            |A  |$4.600     |                   |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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                           |9/1/98|J*  | |44,565            |A  |           |458,643            |D     |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Non-Qualified Stock Op|$4.875  |9/1/9|A   |V|200,000    |A  |9/1/9|9/1/0|Common Stock|200,000|       |            |D  |            |
tion (right to buy)   |        |8    |    | |           |   |9    |8    |            |       |       |            |   |            |
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Non-Qualified Stock Op|$8.625  |9/1/9|H** |V|80,000     |D  |8/26/|8/26/|Common Stock|80,000 |       |            |D  |            |
tion (right to buy)   |        |8    |    | |           |   |98   |07   |            |       |       |            |   |            |
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Non-Qualified Stock Op|$5.188  |9/1/9|A   |V|80,000     |A  |9/1/9|9/1/0|Common Stock|80,000 |       |            |D  |            |
tion (right to buy)   |        |8    |    | |           |   |8    |8    |            |       |       |            |   |            |
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Non-Qualified Stock Op|$8.625  |9/1/9|H** |V|50,000     |D  |8/26/|8/26/|Common Stock|50,000 |       |            |D  |            |
tion (right to buy)   |        |8    |    | |           |   |98   |07   |            |       |       |            |   |            |
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Non-Qualified Stock Op|$5.188  |9/1/9|A   |V|50,000     |A  |9/1/9|9/1/0|Common Stock|50,000 |       |            |D  |            |
tion (right to buy)   |        |8    |    | |           |   |8    |8    |            |       |       |            |   |            |
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Non-Qualified Stock Op|$8.625  |9/1/9|H** |V|20,000     |D  |8/26/|8/26/|Common Stock|20,000 |       |            |D  |            |
tion (right to buy)   |        |8    |    | |           |   |98   |07   |            |       |       |            |   |            |
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Non-Qualified Stock Op|$5.188  |9/1/9|A   |V|20,000     |A  |9/1/9|9/1/0|Common Stock|20,000 |       |            |D  |            |
tion (right to buy)   |        |8    |    | |           |   |8    |8    |            |       |       |            |   |            |
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Non-Qualified Stock Op|$8.25   |9/1/9|H** |V|200,000    |D  |2/26/|2/26/|Common Stock|200,000|       |            |D  |            |
tion (right to buy)   |        |8    |    | |           |   |99   |08   |            |       |       |            |   |            |
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Non-Qualified Stock Op|$5.188  |9/1/9|A   |V|200,000    |A  |2/26/|9/1/0|Common Stock|200,000|       |            |D  |            |
tion (right to buy)   |        |8    |    | |           |   |99   |8    |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |550,000     |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
* The reporting person received the following shares pursuant to a merger of Santa Barbara Restaurant Group,
Inc. and Timber Lodge Steakhouse, Inc. whereby each share of Timber Lodge Steakhouse, Inc. was exchanged for .9543 shares of Santa Barbara Restaurant Group,
Inc.
** Cancellation of option to buy shares of common stock in exchange for grant of option to buy shares of common stock, in transaction exempt under Rule
16b-3.